FIRST GUARANTY BANCSHARES, INC.

400 East Thomas Street
Hammond, Louisiana  70401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2014

To the Stockholders of First Guaranty Bancshares, Inc.:

You are cordially invited to attend the 2014 Annual Stockholders Meeting (the “Meeting”) of First Guaranty Bancshares, Inc. (the “Company”) which will be held in the Auditorium, second floor, First Guaranty Square, 400 East Thomas Street, Hammond, Louisiana, on Thursday, May 15, 2014, at 2:00 p.m., local time, for the purpose of considering and voting upon the following matters:

1.	To elect the Board of Directors to serve until the next Annual Stockholders Meeting and until their successors are duly elected and qualified;

2.	An advisory, non-binding vote to approve our executive compensation as described in this Proxy Statement;

3.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed April 4, 2014, as the record date for determining stockholders entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.  Only stockholders of record at the close of business on April 4, 2014, are entitled to notice and to vote at the Meeting.

Your vote is important regardless of the number of shares you own. All stockholders are invited to attend the Meeting in person, but if you do not plan to attend this Meeting, please mark, date, and sign the enclosed proxy card and return it promptly in the enclosed stamped envelope. This proxy is solicited on behalf of the Board of Directors and may be revoked by written notice to the Secretary of the Company at any time prior to exercise thereof.

Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2013 may be accessed on our website at www.fgb.net.

We hope that you will be able to attend the Meeting, and if you do, you may vote your shares in person if you wish.

BY ORDER OF THE BOARD OF DIRECTORS

Eric J. Dosch
Treasurer and Secretary
Hammond, Louisiana

April 14, 2014

FIRST GUARANTY BANCSHARES, INC.
400 East Thomas Street
Hammond, Louisiana  70401

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 15, 2014

The following information is furnished in connection with the Annual Meeting of Stockholders (the “Meeting”) of First Guaranty Bancshares, Inc. (the “Company”) to be held on Thursday, May 15, 2014, at 2:00 p.m., local time, in the Auditorium, First Guaranty Square, 400 East Thomas Street, Hammond, Louisiana, and any adjournment or postponement thereof. This proxy statement and proxy is first being given or mailed to stockholders on or about April 14, 2014.

SOLICITATION OF PROXIES

The enclosed proxy is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies will be borne by the Company. The directors, officers and employees of the Company may solicit proxies by telephone or personal interview. In addition, it is anticipated that banks, brokerage houses, and other institutions, nominees, and fiduciaries will be requested to forward the proxy materials to their principals and to obtain authorizations for the execution of proxies. The Company shall, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy materials to their principals.

VOTING OF PROXIES

The Board of Directors of the Company has fixed the close of business on April 4, 2014 as the record date for determining the stockholders entitled to vote at the Meeting. Accordingly, only holders of record as of that date are entitled to vote.  At that date, the Company had 6,291,332 outstanding shares of $1 par value common stock, which comprise all of the Company's outstanding voting securities. Each share of common stock is entitled to one vote.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote “FOR” the election of the nominees proposed by the Board of Directors, or to “WITHHOLD AUTHORITY” to vote for the nominees being proposed, or “FOR ALL EXCEPT” nominees who are identified on the proxy card.  Directors are elected by a plurality of votes cast.

As to the advisory, non-binding vote with respect to our executive compensation as described in this Proxy Statement, a stockholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. While this vote is required by law, it will neither be binding on the Company or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board of Directors.

All proxies that are properly executed and returned to the Company will be voted at the Meeting, and any adjournment thereof, as specified by the stockholders in the proxies. A proxy may be revoked at any time before it is exercised by revoking it in writing, submitting a later dated proxy or voting in person at the meeting. If a stockholder (other than a broker holding shares in street name) signs, dates and returns the proxy but does not indicate the manner in which he desires his shares to be voted, the shares will be voted “FOR” proposals 1 and 2.

The Board of Directors of the Company is not aware of any business to be acted upon at the Meeting other than the matters described in this proxy statement. If, however, other proper matters are brought before the Meeting, or any adjournment or postponement thereof, the persons appointed as proxy holders will have discretion to vote or abstain from voting thereon according to their best judgment.

Should any nominee for director be unable or unwilling to serve, the proxy holders will have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

The presence, in person or by proxy, of the holders of a majority of our total voting power will constitute a quorum for the transaction of business at the Meeting. Directors are elected by a plurality of votes cast. On any other matter that may properly come before the Meeting, the affirmative vote of the holders of a majority of the shares voted at the Meeting, in person or by proxy, will be required for the approval of any proposal submitted and considered at the Meeting.  Brokers holding shares of Company common stock for clients in street name are permitted, without receiving instructions from the client, to vote clients' shares on routine, non-controversial matters, but are not permitted to vote on non-routine matters. A vote that is not cast for this reason is a "broker non-vote".  Express abstentions and broker non-votes made at the Meeting, in person or by proxy, will be counted for purposes of determining that a quorum is present but will not be counted with respect to the vote on the matters to be considered at the Meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

    The Board of Directors of the Company has fixed the number of directors of the Company at four.  The persons named on the Proxy will vote only for the four named nominees, except to the extent that authority to so vote is withheld as to one or more nominees. The persons elected as directors are to serve until the next Annual Stockholders Meeting or until their successors are duly elected and qualified.

The following persons are the current members of the Board of Directors of the Company or are nominees and have been nominated by the Board of Directors for election as directors of the Company. Each nominee's name, age, present positions with the Company, if any, principal occupation for the past five years, directorships in other public companies, and the year each first became a director of the Company and information regarding the person’s experience, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director are set forth below.

The Board of Directors unanimously recommends a vote “FOR” all of the nominees listed below for election as directors.

Name	Age	Director Since(1)	Principal Occupation During the Past Five Years

William K. Hood	63	1977
President of Hood Automotive Group since 1977 and a director of Entergy Louisiana, Inc. from 1987 to 2010. Mr. Hood’s extensive management experience in running a business enterprise provides the Board with valuable insight into his oversight of management.

Alton B. Lewis, Jr.	64	2002
Vice Chairman, Chief Executive Officer of the Company and the Bank since October 1, 2009. President of the Company and the Bank since January 1, 2013.  Partner of the law firm of Cashe, Lewis, Coudrain & Sandage and its predecessor from January 1980 to September 30, 2009. Mr. Lewis’ prior experience representing various companies, knowledge of the legal system and experience in running the law firm he previously was associated with makes Mr. Lewis an effective chief executive of the Company and has improved the execution of the Company’s business plan.

Marshall T. Reynolds	77	1993
Chairman of the Company’s Board of Directors since inception in July 2007. Chairman of First Guaranty Bank’s Board of Directors since May 1996. Chairman of the Board and Chief Executive Officer of Champion Industries, Inc. since 1992, a holding company for commercial printing and office products companies. President of Champion Industries, Inc. from December 1992 to September 2000. President and general manager of The Harrah and Reynolds Corporation, predecessor of Champion Industries, Inc., from 1964 (and sole shareholder from 1972) to present. Chairman of the Board of River City Associates, Inc (owner of Pullman Plaza Hotel) since 1989. Chairman of the Board of Directors, Broughton Foods Company from November 1996 to June 1999; Director (from 1983 to November 1993) and Chairman of the Board of Directors (from 1983 to November 1993) of Bank One West Virginia Corporation (formerly Key Centurion Bancshares, Inc.). Chairman of the Board of Premier Financial Bancorp, Inc. of Huntington, West Virginia since 1996. Chairman of the Board of Portec Rail Products, Inc. in Pittsburgh, Pennsylvania from December 1997 until December 2010, Director of Summit State Bank in Santa Rosa, California since December 1998, and Director of First State Financial Corporation in Sarasota, Florida from 1999 to 2009. Chairman of the Board of Directors of Energy Services of America Corporation in Huntington, West Virginia since 2006. Mr. Reynold’s experience in running both public and private enterprises, including his extensive experience on the boards of financial institutions provides significant experience on the Board’s oversight of management.

Glenda B. Glover	60	2011
Dr. Glover is President of Tennessee State University.  She was the Dean of the College of Business of Jackson State University from 1994 to 2012. Dr. Glover currently is a Director of Pinnacle Financial Corporation and is a past director for American Learning Corporation and Alternate Energy Holdings, Inc. She served as a Director of The Student Loan Corporation from May 1998 to December 31, 2010, a Director of Lenox Group Inc. and former International Treasurer and member of the Board of Directors of Alpha Kappa Alpha Sorority, Inc. She also is Chairperson of the Jackson (MS) Airport Authority Board of Commissioners. Dr. Glover holds a Ph.D. in Business from George Washington University and her J.D. from Georgetown University Law Center. She is one of few African American women to hold the Ph.D- JD- CPA combination in the nation. She holds a BS in Mathematics from Tennessee State University and an MBA from Clark-Atlanta University.  Dr. Glover is a valuable member of the Board and is Chairperson for the Board’s Audit Committee.

1 Includes service as a Director of First Guaranty Bank, a wholly owned subsidiary of First Guaranty Bancshares, Inc.

The following persons are the current executive officers of the Company.  Each executive officer's name, age, present positions with the Company, principal occupation for the past five years, directorships in other public companies, and the year each first became an executive officer of the Company are set forth below.

Name	Age	Executive Officer Since1	Principal Occupation During the Past Five Years

Eric J. Dosch	35	2010
Chief Financial Officer of the Company and First Guaranty Bank.  Mr. Dosch has worked for First Guaranty Bank since 2003.  During his nine years at First Guaranty Bank, Mr. Dosch has held positions in commercial lending and credit including Chief Credit Officer. Prior to working at First Guaranty, Mr. Dosch was a financial analyst with Livingston & Jefferson, a private asset management firm located in Cincinnati, Ohio.  Mr. Dosch is a CFA® Charterholder and a graduate from The Graduate School of Banking at Louisiana State University.  Mr. Dosch obtained his undergraduate degree from Duke University in 2001.

1 Includes service as an executive officer of First Guaranty Bank, a wholly owned subsidiary of First Guaranty Bancshares, Inc.

The Company’s Board of Directors currently expects to vote the Company’s shares to re-elect the following slate of First Guaranty Bank Board of Directors:

Anthony J. Berner, Jr.	William K. Hood	Richard W. Sitman
Charles Brister	Edwin L. Hoover, Jr.	Ann A. Smith
Gloria Dykes	Alton B. Lewis	Edgar R. Smith, III
Phillip E. Fincher	Morgan S. Nalty
Robert H. Gabriel	Daniel F. Packer
Andrew Gasaway, Jr.	Marshall T. Reynolds
Glenda B. Glover	Nancy C. Ribas
Daniel P. Harrington	Nicholas A. Saladino

OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Principal Stockholders

The following table sets forth certain information regarding the only persons who are known by the Company    to own beneficially more than 5% of any class of the outstanding stock of the Company. Each beneficial owner exercises sole voting and investment power over the shares listed below except as disclosed in the accompanying footnotes. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each principal stockholder disclaims beneficial ownership of all shares owned by his spouse, a trust or business entity with which he is affiliated, or of which he acts as custodian.

	Amount of Common Stock
	Beneficially Owned
Name of Beneficial Owner	Shares	Percent

Marshall T. Reynolds (1)	1,644,578	26.1%
P O Box 4040
Huntington, WV 25729

Douglas V. Reynolds (2)	374,966	6.0%
P O Box 4040
Huntington, WV 25729

Daniel P. Harrington (3)	381,570	6.1%
30195 Chargrin Blvd., Ste 310-N
Pepper Pike, OH 44124

William K. Hood (4)	401,716	6.4%
58191 Old US 51
Amite, LA 70422

(1)
Mr. Marshall T. Reynolds is Chairman of the Board.  Includes 146,303 shares owned by Reynolds Capital Partners, LLP and 3,300 shares owned by Purple Cap, LLC, over all of which Mr. Reynolds has shared voting and investment power. Also includes 4,546 shares owned by Champion Leasing Corp., 5,866 shares owned by The Harrah & Reynolds Corporation and 11,998 shares owned by M. T. Reynolds Irrevocable Trust, over all of which Mr. Reynolds has sole voting and investment power. Also includes 9,532 shares owned by Mr. Reynolds’s wife who exercises sole voting and investment powers over such shares. Does not include 123,200 shares beneficially owned by Mr. Reynold’s son, Jack Reynolds, and 374,966 shares beneficially owned by Mr. Reynold’s son, Douglas Reynolds.

(2)	Mr. Douglas V. Reynolds is the son of Marshall T. Reynolds.
(3)
Includes 371,505 shares owned by TVI Corp. of which Mr. Daniel P. Harrington is President and Director. The Board of Directors of TVI has voting and investment power over such shares. Also includes 6,107 shares owned by Brothers Capital Corp. over which Mr. Harrington has sole voting and investment power and 3,666 shares of which Mr. Harrington is a joint owner who has shared voting and investment power over such shares.

(4)
Includes 42,442 shares owned by Hood Investments, LLC, 2,860 shares owned by Amite Mini Storage of which Mr. Hood is an affiliate, 3,636 shares owned by minors in which Mr. Hood is custodian, and 15,217 shares owned by WKH Management, Inc. as to which Mr. Hood exercises sole voting and investment power. Also includes 233,506 shares owned by Smith & Hood, LLC of which Mr. Hood is President and Chairman.

Security Ownership of Directors, Nominees, and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of each class of the Company's outstanding capital stock by each director, nominee for director and executive officer of the Company and by all directors and executive officers of the Company as a group as of April 4, 2014. Each director, nominee for director and executive officer exercises sole voting and investment power over the shares listed below except as disclosed in the accompanying footnotes. Pursuant to Rule 13d-4 under the Exchange Act, each person listed below disclaims beneficial ownership of all shares owned by his or her spouse, a trust or a business entity with which he or she is affiliated, or of which he or she acts as custodian.

		Amount of Common
		Stock Beneficially
		Owned
Name	Title	Shares	Percent

Marshall T. Reynolds (1)	Chairman of the Board of Directors	1,644,578	26.10%

William K. Hood (2)	Director	401,716	6.40%

Alton B. Lewis, Jr.(3)	President, Chief Executive Officer and Director	22,532	0.40%

Glenda B. Glover	Director	1,000	*0.0%

Eric J. Dosch(4)	Chief Financial Officer, Treasurer and Secretary	3,836	0.10%

All directors, nominees for
director, and executive officers as a group		2,073,662	33.00%

(5 persons)

* Less than one-tenth of one percent.

(1)
Includes 146,303 shares owned by Reynolds Capital Partners, LLP and 3,300 shares owned by Purple Cap, LLC, over all of which Mr. Reynolds has shared voting and investment power. Also includes 4,546 shares owned by Champion Leasing Corp., 5,866 shares owned by The Harrah & Reynolds Corporation and 11,998 shares owned by M. T. Reynolds Irrevocable Trust, over all of which Mr. Reynolds has sole voting and investment power. Also includes 9,532 shares owned by Mr. Reynolds’s wife who exercises sole voting and investment powers over such shares. Does not include 123,200 shares beneficially owned by Mr. Reynold’s son, Jack Reynolds, and 374,966 shares beneficially owned by Mr. Reynold’s son, Douglas Reynolds.

(2)
Includes 42,442 shares owned by Hood Investments, LLC, 2,860 shares owned by Amite Mini Storage of which Mr. Hood is an affiliate, 3,636 shares owned by minors in which Mr. Hood is custodian, and 15,217 shares owned by WKH Management, Inc. as to which Mr. Hood exercises sole voting and investment power. Also includes 233,506 shares owned by Smith & Hood, LLC of which Mr. Hood is President and Chairman.

(3)	Includes 330 shares of which Mr. Lewis is a joint owner who has shared voting and investment power over such shares.
(4)	Includes 55 shares owned by minors in which Mr. Dosch is custodian. Also includes 11 shares owned by Mr. Dosch’s spouse

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent stockholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

The Company is not aware of any instances during 2013 in which executive officers and directors of the Company failed to make timely filings required by Section 16(a) of the Exchange Act.  The Company relies on written representations of its directors and executive officers and copies of the reports that have been filed in making required disclosures concerning beneficial ownership reporting.

Board Leadership Structure

The Company has chosen to separate the principal executive officer and board chair positions in order to provide a higher degree of independence and transparency between the Board and management. This leadership structure of the Board has been in place since the inception of the Company.  The Chairman of the Board provides guidance to the Chief Executive Officer, is active in setting the agenda for Board meetings, and presides over meetings of the full Board.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. The Board believes that this leadership structure is most appropriate given the Board’s and the Company’s conservative risk profile and the Board’s role in monitoring the Company’s execution of its business plan and the risk elements associated with such execution. Given the independent roles both the Board and management have in monitoring the Company’s risk, the Company believes that its current leadership structure is well positioned to identify and mitigate these and other risks as they may arise.

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are reviewed and discussed at committee meetings) receives these reports from the appropriate “risk owner” within the organization to enable the Board or appropriate committee to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

BOARD COMMITTEES AND MEETINGS

During 2013, there were twelve meetings of the Company’s Board of Directors. There were thirteen meetings of the Bank’s Board of Directors, five meetings of the Company’s and Bank’s Audit and Examination Committee and twelve meetings of the Bank’s Executive Committee. All of the Company’s directors attended at least 75% of the aggregate number of meetings of the Company’s Board of Directors. The Company strongly encourages all members of the Board of Directors to attend the Annual Meeting of Stockholders. At the Company’s 2013 Annual Stockholders Meeting, four out of four of the Company’s Board of Directors were present and 15 of 20 Bank Board members were present.

The Company’s Board of Directors has three standing committees: (1) an Audit Committee, (2) a Nominating and Corporate Governance Committee and (3) a Compensation Committee. The Audit Committee met five times in 2013. The Board as a whole met and functioned as the Nominating and Corporate Governance Committee and Compensation Committee.

The members of the Company’s Audit Committee are Glenda B. Glover, Chairman, William K. Hood, Alton B. Lewis, and Marshall T. Reynolds.  William K. Hood and Glenda B. Glover are the current independent directors on the Audit Committee within the meaning of Rule 4200 of The NASDAQ Stock Market, LLC and Rule 10A-3 of the Exchange Act.  The Company’s Audit Committee Charter is published on www.fgb.net.

The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s accounting and financial reporting process and systems of internal controls.

•	Monitor the independence and performance of the Company’s external auditors, internal auditors and outsourced internal audit consultants.

•	Facilitate communication among the external auditors, management, internal auditors, and the outsourced internal audit consultants.

•	Maintain oversight of the external auditors, including the appointment, compensation and, when considered necessary, the dismissal of the external auditors.

Additional functions of the Company’s Audit Committee include serving as a channel of communication between the auditor and regulatory examiners and the Board of Directors, reviewing examinations of the Company, reviewing the results of each external audit of the Company, reviewing the Company's annual and quarterly financial statements, considering the adequacy of the Company’s internal financial controls, and attending to other matters relating to the appropriate auditing and accounting principles and practices to be used in the operation of the Company in the preparation of its financial statements. This Committee also supervises the activities of the Internal Audit Department and approves the annual program of work. In taking actions, the Company’s Audit Committee considers the Bank’s Audit Committee recommendations.

The members of the Bank’s Audit and Examination Committee are William K. Hood, Chairman, Anthony J. Berner, Jr., Glenda B. Glover, Gloria M. Dykes, Edwin L. Hoover, Jr., and Nicholas A. Saladino.

The members of the Company’s Nominating and Corporate Governance Committee are Marshall T. Reynolds, Chairman, William K. Hood and Alton B. Lewis. In addition to the meetings noted previously, matters associated with the Nominating and Corporate Governance Committee were addressed by the Company’s Board of Directors. William K. Hood is the independent director on the Nominating and Corporate Governance Committee within the meaning of Rule 4200 of The NASDAQ Stock Market, LLC. The purpose of the Nominating and Corporate Governance Committee of the Company shall be to identify qualified individuals to become Board members; determining the size and composition of the Board and its committees; monitoring a process to assess Board effectiveness; developing and implementing the Company’s corporate governance principles; and developing and implementing the Company’s Code of Conduct and Ethics.

The Nominating and Corporate Governance Committee has the authority to:

a.
Lead the search for individuals qualified to become members of the Board, and to select director nominees to be presented to the Board for its approval, and to stockholders for approval at the annual meeting of stockholders.  The Committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Company and its stockholders.  In addition, the Committee has adopted procedures for the submission of recommendations by stockholders, as it deems appropriate. The Committee shall conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates.

b.	Review and monitor the Board’s compliance with applicable NASDAQ Stock Market listing standards for independence.

c.
Make recommendations to the Board regarding the size and composition of the Board and develop and recommend to the Board criteria (such as independence, experience relevant to the needs of the Company, leadership qualities, and stock ownership) for the selection of individuals to be considered for election or re-election to the Board.

d.	Review the Board’s committee structure and recommend to the Board for its approval directors (members and chairs) to serve on each committee.

e.
Develop corporate governance principles and a code of conduct and ethics, and recommend such guidelines and code to the Board for its approval.  The Committee shall review the guidelines on an annual basis, or more frequently if appropriate, and recommend changes as necessary.

f.	Review, as appropriate and in consultation with the Compensation Committee, director compensation, and benefits.

g.
Retain and determine any search firm to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in fulfilling its responsibilities. The Committee shall notify the Board prior to retaining any search firm, counsel or other advisors.  The Committee shall have sole authority to approve related fees and retention terms.

h.	Report to the full Board of Directors any actions taken for ratification of the Committee’s actions by the Board as necessary.

The Nominating and Corporate Governance Committee Charter may be accessed on www.fgb.net. It is expected that the Nominating Committee will use the same process to evaluate potential candidates recommended by stockholders as it uses to evaluate any other potential candidate.  Stockholders wishing to propose a nominee to the committee should send written notice to Mr. Marshall T. Reynolds at the following address:  P. O. Box 2009, Hammond, LA 70404. The notice should include:

➢	The name, age, business and residence addresses, and principal occupation and experience of each proposed nominee;
➢
All other information relating to the person whom the stockholder proposes to nominate that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a directors; and

➢	The name and address of the stockholder giving the notice and the class and number of shares of stock of the Company of which the stockholder is the record owner.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following factors:
➢	The appropriate size of the Company’s Board of Directors;
➢	The needs of the Company with respect to the particular talents and experience of its directors;
➢	The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service;
➢	Experience with accounting rules and practices;
➢	Appreciation of the relationship of the Company’s business to the changing needs of society; and
➢	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

       The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings   to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating Committee also considers candidates with appropriate non-business backgrounds.

The Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interest of the Company and its stockholders. The Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Bank’s Board of Directors.

The Nominating and Corporate Governance Committee will identify nominees by first evaluating the current members of the Board of Directors willing to serve an additional term. Current members of the Board who are willing to continue to serve as a member will be considered for re-nomination. If any member of the Board does not wish to continue to serve on the Board or if the Nominating Committee or the Board decides not to re-nominate a member for re-election, the Committee may identify a new nominee. Current Board members are polled for suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Research may also be performed to identify qualified individuals. Although the Company reserves the right to do so, the Company has not engaged third parties to identify, evaluate, or assist in identifying potential nominees.

While the Board of Directors does not maintain a written policy on diversity which specifies the qualities or factors the Board must consider when assessing Board members individually or in connection with assessing the overall composition of the Board, takes into account:

➢	the effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new Board members;

➢	the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall membership composition; and

➢	the number of independent outside Directors and other possible conflicts of interest of existing and potential members of the Board of Directors.

The Company’s By-Laws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the Company’s Annual Meeting of Stockholders. Those provisions are discussed in more detail in this proxy statement below under the heading “2014 Annual Meeting”.

The Company has established a formal process by which stockholders may communicate with the Board of Directors. This process may be accessed on our website at www.fgb.net. Every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors and that appropriate responses are provided to stockholders in a timely manner.

You can contact our Directors by mail in care of the Recording Secretary to the Board of Directors, First Guaranty Bancshares, Inc., P. O. Box 2009, Hammond, LA 70404. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board.

The members of the Company’s Compensation Committee are Marshall T. Reynolds, Chairman, William K. Hood, and Glenda B. Glover.  William K. Hood and Glenda B. Glover are the independent directors on the Compensation Committee within the meaning of Rule 4200 of The NASDAQ Stock Market, LLC. The purpose of the Compensation Committee of the Company will be to fulfill its responsibilities relating to the compensation and benefits provided to the Company’s directors and executive management.  The Compensation Committee does not have a charter.  The Company’s Board of Directors fulfilled the functions of the Company’s Compensation Committee in 2013 and in that capacity recommends the compensation arrangements for senior management and directors and the adoption of compensation plans in which officers and directors are eligible to participate and the oversight of any such plans that are adopted by the Company.

During 2013, the Company’s Compensation Committee reviewed and set annually the salaries and bonuses of the executive officers of the Company. In making salary and bonus decisions, the Compensation Committee considers past and current performance of those executive officers, the Company’s performance and current market conditions.

The Compensation Committee has the authority to delegate to any person or persons it chooses, including the Chairman of the Compensation Committee or executive officers of the Company, the authority to review and set the compensation of the Chief Executive Officer, President, other executive officers or other employees. The Chairman of the Compensation Committee, alone, at his option, is also granted the authority to delegate to any person this same authority. Neither the Company nor the Compensation Committee hired an outside consulting firm to determine or recommend the amount or forms of any compensation in 2013.

BOARD OF DIRECTORS INDEPENDENCE

The Board has determined that William K. Hood and Glenda B. Glover are independent directors within the meaning of Rule 4200 of The NASDAQ Stock Market.  The definition of an independent director can be found on www.fgb.net.  In determining the independence of Director Hood, the Board considered the Company’s payments of $72,000, $44,000, and $73,000 that were made to subsidiaries of Hood Automotive Group, of which Mr. Hood is President, during 2013, 2012, and 2011, respectively.  These expenses included the purchases and maintenance of Company automobiles.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The firm of Castaing, Hussey & Lolan, LLC serves as the Company’s independent registered public accounting firm. The Company's consolidated financial statements for the years ended December 31, 2013 and 2012 were audited by the firm of Castaing, Hussey & Lolan, LLC. Representatives of Castaing, Hussey & Lolan, LLC are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee anticipates that the accounting firm of Castaing, Hussey & Lolan, LLC will be appointed as independent auditors for the Company's financial statements for the year ending December 31, 2014.

Audit Fees

Castaing, Hussey & Lolan, LLC provided audit services to the Company consisting of the annual audit of the Company’s 2013  and 2012 consolidated financial statements contained in the Company’s Annual Reports on Form 10-K and review of the financial statements contained in the Company’s Quarterly Reports on Form 10-Q for 2013. Castaing, Hussey & Lolan, LLC did not provide any services related to the financial information systems design/implementation or internal audit outsourcing to the Company during 2013 or 2012.

Castaing, Hussey & Lolan, LLC Fees

	Fiscal Year	Percentage	Fiscal Year	Percentage
Fee Category	2013	of Total	2012	of Total
Audit Fees	$191,800	80%	$189,000	80%
Audit-Related Fees	17,500	7%	16,500	7%
Tax Fees	22,100	9%	20,900	9%
All Other Fees	7,930	4%	8,937	4%
Total Fees	239,330	100%	235,337	100%

Audit Fees. These are fees related to professional services rendered in connection with the audit of the Company’s annual financial statements filed on Form 10-K, reviews of the financial statements included in each of the Company’s Quarterly Reports filed on Form 10-Q and accounting consultations that relate to the audited financial statements which are necessary to comply with generally accepted auditing standards.

Audit-Related Fees. These fees consisted primarily of audits of employee benefit plans, specific internal control process reviews and consultations regarding accounting and financial reporting.

Tax Fees. These are fees billed for professional services related to tax compliance, tax advice and tax planning, including the preparation and filing of tax returns.

All Other Fees. These are fees for all other permissible services that do not meet the above category descriptions. Fees in this category for 2013 and 2012 were for acquisition due diligence assistance services.

Policy on Audit and Examination Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Committee or the Chair of the Committee under authority delegated by the Committee, will pre-approve all services (audit and permissible non-audit services) performed by the external auditors and the associated costs and fees, in order to assure that the provision of such services does not impair the external auditors’ independence. Any services approved by the Committee Chair will be brought to the full Committee for approval at the next scheduled Committee meeting.  Services which qualify under the de minimis exception to the Sarbanes-Oxley Act of 2002 shall be approved by the Committee or a delegated Committee Member prior to the completion of the audit.

REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee met five times in 2013. Below is a report from the Company’s Audit Committee.

The Audit Committee is governed by its written charter. The Audit Committee engaged the firm of Castaing, Hussey & Lolan, LLC, New Iberia, Louisiana as the Company’s independent outside auditors for the year 2013.

In performance of its obligations and in accordance with SEC rules, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and its independent auditors, Castaing, Hussey & Lolan, LLC, and has discussed with its independent auditors the matters required to be discussed by Statement on Auditing Standards No. 16, as amended, “Communications with Audit Committees.” In addition, the Audit Committee received from the auditors written disclosures and the letter regarding the auditors’ independence required by Independence Standards Board, Standard No. 1, “Independence Discussion with Audit Committees,” and discussed with the auditors their independence.

The Audit Committee received reports throughout the year on the Company’s internal controls for compliance with the requirements for Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated there under. The Board of Directors has determined that at least one member of the Audit Committee, Glenda B. Glover, is an audit committee financial expert as such term is defined in Item 407(d)(5) of Regulation S-K, promulgated by the Securities and Exchange Commission.  The Audit Committee will continue to receive updates from the internal auditors and management on the process of the Company’s internal controls.

Based on the above-mentioned review and discussions, the Audit Committee approved the Company’s audited financial statements to be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

The Audit Committee:
Glenda B. Glover, Chairperson
William K. Hood
Alton B. Lewis
Marshall T. Reynolds

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Disclosure and Analysis gives an overview and analysis of the Company’s compensation program and policies, the material compensation decisions made under those programs and policies, and the material factors that were considered in making those decisions. In this proxy statement, under the heading “Summary Compensation Table”, is specific information about the compensation earned or paid in 2013 to Alton B. Lewis, Chief Executive Officer and President, and Eric J. Dosch, Chief Financial Officer, Treasurer and Secretary, who are referred to as our “named executive officers.”

Objectives of Executive Compensation Program

The objectives of the executive compensation program covering the named executive officers are as follows:

➢	Motivate and retain executives demonstrating superior performance and exceptional talent, which in turn creates long term value for our stockholders;
➢	Reward executives for financial performance; and
➢	Provide a competitive package relative to peer group banks.

Components of Executive Officer Compensation

Named executive officers receive a combination of base salary, annual cash bonuses and stock bonuses, in addition to other various benefits.  Base salaries are paid in order to provide executive officers with sufficient, regularly-paid income and to attract, recruit and retain executives with the knowledge, skills and abilities necessary to successfully execute their job duties and responsibilities. The performance of the Company’s executive officers in managing the Company, when considered in light of general economic and specific company, industry and competitive conditions, is the basis for determining their overall compensation.

The Compensation Committee determined all compensation for each named executive officer for 2013.  Compensation is paid based on the named executive officers’ individual and departmental performance, as well as the overall performance of the Company. In assessing the performance of the Company for the purpose of compensation decisions, numerous factors were considered, including earnings during the past year relative to budget plans, asset growth, business plans for the future direction of the Company, and safety and soundness of the Company. Salaries paid by other financial institutions in the Company’s geographic market area, with similar asset size, are also considered. An assessment of each individual executive’s performance is based on the executive’s responsibilities and a determination of the executive’s contribution to the performance of the Company and the accomplishment of the Company’s strategic goals.

Base Salary.  Base salary is generally established by an individual’s performance, potential, responsibilities, promotions, other compensation and peer group compensation levels. In assessing performance for purposes of establishing base salaries, a mechanical formula is not used, but instead the factors described above are weighted as deemed appropriate in the circumstances.

The base salary for the Chief Executive Officer for 2013 was based on the factors above, including the current financial performance of the Company as measured by earnings, asset growth, and overall financial soundness.  Additional considerations were the Chief Executive Officer’s leadership in setting high standards for financial performance, motivating management, continued involvement in community affairs and the satisfaction with the management of the Company.

Cash Bonuses.  Bonuses are discretionary and are generally granted to named executive officers based on the extent to which the Company achieves annual performance objectives as established by the Compensation Committee. Bonuses are determined by the Committee after an end of year assessment of the Company’s performance. The performance criteria used by the Committee to determine the bonuses are not established until the end of the year and are not necessarily communicated to the officers. Company performance objectives may include net income, return on average assets (“ROAA”) and return on average equity (“ROAE”) goals. ROAA measures management’s overall effectiveness at managing and investing the Company’s assets.  ROAE measures the net after-tax return provided to the Company’s stockholders.

Stock Bonuses. The Bank paid quarterly bonuses in the form of Company common stock to certain employees, including named executive officers. These bonus payments do not have a vesting requirement or any other restrictions and are expensed as awarded based on the fair value of the stock. The Bank has historically purchased common stock in the open market to satisfy the awards. These bonus payments are typically issued based on employee performance, and are discretionary and are not governed under a stock plan.

Components of Executive Officer Compensation continued

       Section 401(k) Profit Sharing Plan (“401(k) plan”). The Company’s named executive officers and most other Bank employees are eligible to participate in the 401(k) plan. The 401(k) plan rewards and motivates all employees, including the named executive officers, and the Company’s annual matching contributions to the plan create an incentive for continued employment.

The 401(k) plan covers employees meeting certain eligibility requirements as to minimum age and years of service.  Employees may make voluntary contributions to the 401(k) plan through payroll deductions on a pre-tax basis. Participants are 100% vested in their voluntary contribution. The Company’s contributions are subject to a vesting schedule requiring the completion of five years of service with the Company, before these benefits are fully vested. The vested portion of a participant’s account under the 401(k) plan, together with investment earnings thereon, is normally distributable, following retirement, death, disability or other termination of employment, in a single lump-sum payment.

All eligible employees, including executive officers, may contribute up to 20% of their gross salary to the plan each year subject to federal limits. The Company may match dollars up to the first six percent of the employee’s annual contribution. The maximum employee contribution for 2013 was $17,500 plus an additional $5,500 catch-up contribution for participants over 50 years of age.  These maximums are subject to additional limitations as stated in the Internal Revenue Code. The Company’s match is tiered based on the Company’s return on average assets or return on equity, whichever is greater. The Company’s common stock is not offered as an investment option in the 401(k) plan.

Employee Stock Ownership Plan (“ESOP”). In October, 2010, the ESOP plan, which is a tax qualified retirement plan, was frozen and the Company does not plan to make future contributions to this plan.

Perquisites and Other Benefits.  The Company’s Compensation Committee believes that offering certain perquisites helps in the operation of the business as well as assists the Company to recruit and retain key executives. The Company offers health, life and disability insurance, and in some cases, car allowances and country club memberships to our management. The latter payments foster management’s involvement in the community and contribute to the Company’s business development efforts. The Company also compensates for vacations and holidays.

Other. The Company did not offer or have outstanding any of the following in 2013: (1) option awards, (2) non-equity incentive plan compensation or (3)  nonqualified deferred compensation.

Risk Management

The Compensation Committee believes that any risks arising from our compensation policies and practices for all of our employees, including our named executive officers, are not reasonably likely to have a material adverse effect on the Company or the Bank.  In addition, the Compensation Committee believes that the mix and design of the elements of our compensation program will encourage our senior management to act in a manner that is focused on the long-term valuation of the Company and the Bank.

The Compensation Committee regularly reviews our compensation program to ensure that controls are in place so that our employees are not presented with opportunities to take unnecessary and excessive risks that could threaten the value of the Company or the Bank.  With respect our non-equity bonus compensation program, the Compensation Committee reviews and approves both the company-wide and individual performance objectives that are used to determine the bonus payments made to our employees.  The performance objectives selected are customary performance metrics for financial institutions in our peer group.

Finally, by implementing our equity compensation program, the Compensation Committee has put more of our common stock into the hands of our employees which will align their interests with those of our stockholders, and in turn should contribute to long-term stockholder value and decrease the likelihood that they would take excessive risks that could threaten the value of their common stock received under our equity compensation program.

Compensation of Named Executive Officers

The following table sets forth, on an accrual basis, the aggregate cash and non-cash compensation paid by the Company during the last two fiscal years to the Company’s Principal Executive Officer and the other most highly compensated executive officer whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2013.

Summary Compensation Table*

				Stock	All Other
Name and Principal Position	Year	Salary	Bonus 1	Awards 2	Compensation 3	Total

Alton B. Lewis, Jr.	2013	282,500	20,568	4,547	10,896	318,512
Chief Executive Officer and President	2012	272,500	15,376	4,350	8,180	300,406
Vice Chairman

Eric J. Dosch	2013	116,703	13,078	4,547	1,582	135,910
Chief Financial Officer	2012	111,146	12,218	4,369	1,476	129,208
Treasurer and Secretary

*Includes service as an executive officer of First Guaranty Bank, a wholly owned subsidiary of the Company
(1)
Includes distributions under the company-wide annual bonus which equaled one week’s base salary and discretionary bonus payments that were paid in the form of the Company’s common stock, the value of which is equal to the fair market value of the common stock on the date of payment.

(2)
Includes employer matching contributions to the 401(k) plan in the amounts of $3,825 for Mr. Lewis and $106 for Mr. Dosch for the year ended 2013. Also includes premiums paid for excess group life insurance coverage for Mr. Lewis in the amount of $6,681 and Mr. Dosch of $1,476 for the year ended 2013.

2013 Compensation Modifications

In 2013, the Compensation Committee approved a base salary of $290,000 for the Chief Executive Officer due to prevailing market conditions and his significant contributions to the overall performance of the Company.  In October 2013, the Compensation Committee approved a base salary of $121,000 for the Chief Financial Officer due to his individual performance and increased responsibilities during the 2013 year.

Severance or Change in Control Arrangements

The Company does not have any severance or change-in-control agreements with its named executive officers.

Tax and Accounting Considerations

The Company evaluates the tax and accounting treatment of each of our compensation programs at the time of adoption and annually to ensure that we understand the financial impact of each program on the Company. Our analysis includes a review of recently adopted and pending changes in tax and accounting requirements.

Stock Ownership Requirements

 The Company encourages directors and executive officers to purchase stock. The Company has not adopted formal stock ownership requirements for its directors or executive officers.

DIRECTORS’ COMPENSATION

Annual Compensation

The following table sets forth compensation paid to the Company’s non-employee directors during 2013:

	Fees Earned	All
	or Paid	Other
	in Cash(1)	Compensation(2)	Total

Marshall T. Reynolds	$17,275	$-	$17,275
William K. Hood, Jr.	31,768	253	32,021
Glenda B. Glover	13,100	441	3,541

(1)
Includes fees paid by First Guaranty Bank, a wholly owned subsidiary of the Company.  Fees are paid per meeting attended. $600 is paid per meeting of the Company or Bank.  $300 is paid per meeting of the Bank loan committee.  $125 is paid per committee meeting of the Company or Bank.

(2)	Includes mileage reimbursement for travel.

TRANSACTIONS WITH RELATED PARTIES

The Company is engaged, and expects to engage in the future, in banking transactions in the ordinary course of business with directors, officers, principal stockholders and their associates and/or immediate family members, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Company and that do not involve more than the normal risk of collectability or present other unfavorable features. The Board reviews and approves related party transactions.

At December 31, 2013, the aggregate funded amount of extensions of credit to directors, executive officers, principal stockholders and their associates, as a group was $50.0 million or approximately 40.5% of total equity.  Unfunded commitments totaled $17.9 million.

During the years ended 2013, 2012 and 2011, the Company paid:

i.
approximately $0.4 million, $0.6 million and $0.6 million, respectively, for printing services and supplies and office furniture and equipment to Champion Graphic Communications (or subsidiary companies of Champion Industries, Inc.), of which Marshall T. Reynolds, the Chairman of the Company’s Board of Directors, is President, Chief Executive Officer, Chairman of the Board of Directors and holder of 53.7% of the common stock as of October 31, 2013;

ii.
paid insurance expenses of $2.4 million, $1.7 million and $1.5 million for 2013, 2012 and 2011, respectively for participation in an employee medical benefit plan in which several entities under common ownership of the Company's Chairman participate.

iii.
approximately $49,000, $0.2 million and $0.2 million, respectively, to Sabre Transportation, Inc. for travel expenses of the Chairman and other directors. These expenses include, but are not limited to, the utilization of an aircraft, fuel, air crew, ramp fees and other expenses attendant to the Company’s use. The Harrah and Reynolds Corporation, of which Mr. Reynolds is President and Chief Executive Officer and sole shareholder, has controlling interest in Sabre Transportation, Inc.

 During the years ended 2013, 2012, and 2011 the Company paid approximately $72,000, $44,000, and $73,000, respectively, to subsidiaries of Hood Automotive Group, of which Mr. Hood is the President. These expenses include the purchases and maintenance of Company vehicles.

The Company believes that the terms of its related party transactions are no less favorable to the Company than could be obtained with an independent third party.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT TO THE BOARD OF DIRECTORS.

PROPOSAL 2 – ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The compensation of our Principal Executive Officer and our two other most highly compensated executive officers of the Company (“Named Executive Officers”) is described in “Executive Compensation.” Stockholders are urged to read the Executive Compensation section of this Proxy Statement, which discusses our compensation policies and procedures with respect to our Named Executive Officers.

In accordance with Section 14A of the Exchange Act, stockholders will be asked at the Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the stockholders of First Guaranty Bancshares, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers described in the Executive Compensation section of the Proxy Statement, the compensation tables and other narrative executive compensation disclosures set forth in that section.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourages all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTIONS SET FORTH IN PROPOSAL 2.

STOCKHOLDER PROPOSALS

2015 Annual Meeting

The deadline for submission of stockholder proposals to be considered for inclusion in the proxy materials relating to the 2015 Annual Meeting is December 26, 2014.

Stockholder proposals to be presented at the 2014 Meeting, but not included in the proxy materials for that Meeting, must be submitted not less than 30 or more than 90 days before the date of the Meeting (or within 10 days of the date of notice or prior public disclosure of the date of the Meeting, if such notice or disclosure is given or made less than 40 days before the date of the Meeting). Under the Company’s By-Laws, a stockholder must furnish certain specified information in writing about the matters proposed to be brought before the Meeting and about the stockholder submitting the proposal and must be addressed to the Secretary of the Bank at P. O. Box 2009, Hammond, Louisiana, 70404.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Meeting other than those mentioned above. However, if any other matters are properly brought before the Meeting, or any adjournment of postponement thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment pursuant to discretionary authority granted in the proxy.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all employees as well as all members of the Board of Directors. The Company also has adopted a Code of Ethics related to financial reporting that applies to senior financial officers. Both Codes of Ethics are available at www.fgb.net.

Form 10-K

Upon written request by any stockholder who makes a good faith representation that he or she is a stockholder of the Company as of April 4, 2014 and entitled to vote at the Meeting, the Company will provide a copy of the 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission, including statements, schedules, and exhibits thereto. These documents, including proxy materials may also be accessed on our website at www.fgb.net or the Securities and Exchange Commission’s website at www.sec.gov. Such requests should be addressed to Eric J. Dosch, Chief Financial Officer, Treasurer and Secretary, First Guaranty Bancshares, Inc. P.O. Box 2009, Hammond, Louisiana 70404-2009.

By Order of the Board of Directors

/s/Eric J. Dosch

Treasurer and Secretary
Hammond, Louisiana
April 14, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY CARD

The undersigned hereby constitutes and appoints Marshall T. Reynolds and Eric J. Dosch and each of them acting alone, with full power of substitution, the true and lawful attorneys and proxies of the undersigned to attend the annual meeting of the stockholders of First Guaranty Bancshares, Inc. to be held on May 15, 2014, at 2:00 p.m., central daylight time, and any adjournment or postponement thereof, and to vote the shares of said Company standing in the name of the undersigned as directed below. At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment or postponement thereof, including discretionary authority to vote with respect to the election of any person to any office for which a bona fide nominee is named in the Proxy Statement dated April 14, 2014 (the “Proxy Statement”) and such nominee is subsequently unable to serve or for good cause refuses to serve.

The Board of Directors recommends a vote “FOR” proposals 1 and 2 listed below.

1.	To elect the Board of Directors nominated below.

FOR	WITHHOLD	FOR ALL EXCEPT
	ALL	(WRITE NAME BELOW)
☐	☐	☐

Glenda B. Glover
William K. Hood
Alton B. Lewis
Marshall T. Reynolds

INSTRUCTIONS: To withhold authority for any individual nominee(s), mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided above.

2.	An advisory, non-binding vote with respect to our executive compensation as described in the Proxy Statement.

FOR	AGAINST	ABSTAIN

☐	☐	☐

The shares represented by this proxy will be voted as directed herein by the stockholder. If no direction is specified when the duly executed proxy is returned, this proxy will be voted “FOR” each of the proposals stated above.

The undersigned acknowledges receipt of a notice of the annual meeting and a Proxy Statement dated April 14, 2014 and our Annual Report with audited financial statements.

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated this _____day of _____________, 2014

_____________________
Signature of Stockholder(s)